Exhibit 99.1


Online Vacation Center Holdings Corp. Board of Directors Authorizes the Repurchase of Additional Shares

PLANTATION, Fla.--(BUSINESS WIRE)--Online Vacation Center Holdings Corp. (OTCBB:
ONVC) today announced that its Board of Directors has authorized the repurchase of up to an additional $150,000 of the Company's common stock.

The Company also reported that it has repurchased to date 113,609 shares of its common stock at a total cost of $60,991 and at an average cost of fifty-four cents per share, pursuant to the Board's $200,000 August 2008 repurchase authorization. Reflecting the new repurchase authorization and the balance of the August 2008 share repurchase authorization, the Company is presently authorized to repurchase up to $289,009 of shares of its common stock. The Company presently has 17.25 million shares of common stock outstanding.

The share repurchases will be funded from available working capital. Online Vacation Center Holdings Corp. believes that its cash resources, after giving effect to the repurchase, will be adequate to allow it to continue pursuing its objectives.

Under the repurchase program, share purchases may be made from time to time depending on market conditions, share price, trading volume and other factors. Such purchases will be made in accordance with the requirements of the Securities and Exchange Commission and other applicable legal requirements. The repurchase program will not extend beyond June 30, 2009, does not require the Company to acquire a specific number of shares and may be suspended from time to time or discontinued.

About Online Vacation Center Holdings

Online Vacation Center Holdings Corp. is a Florida holding company, focused on building a network of diversified vacation marketers with a wide range of products that can be cross-sold to an extensive customer base. Online Vacation Center Holdings Corp. is one of the country's largest cruise retailers. Its portfolio of travel companies, including Online Vacation Center, Dunhill Vacations News and Curves Travel, allows customers to research, plan and purchase a vacation. The Company, based in Plantation, Florida, has been in business for over 30 years and became publicly traded in March 2006. Additional information can be found at www.onlinevacationcenter.com.

Forward Looking Statements

This press release contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, assumptions and projections about Online Vacation Center Holdings Corp. ("ONVC") and its industry. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: business and economic conditions, growth trends in the travel industry; variation in customer demand for ONVC's products and services, our dependency on travel providers for their inventory and other risks described in ONVCs Annual Report on Form 10-KSB for fiscal 2007 filed with the SEC on March 28, 2008 and in other SEC filings. Any forward-looking statements are based on management's beliefs as of the date of this press release and we undertake no obligation to update these statements for any reason, even if new information becomes available.

ONVC-F

SOURCE: Online Vacation Center Holdings Corp.
Online Vacation Center Holdings Corp.
Edward B. Rudner, 954-377-6400
investorrelations@onlinevacationcenter.com